Exhibit 99.1

F-star Therapeutics Completes Combination with

Spring Bank Pharmaceuticals

To Commence Trading November 23 on Nasdaq: FSTX

Cambridge, UK and Cambridge, MA, November 20, 2020 – F-star Therapeutics, Inc., (Nasdaq: FSTX, as of November 23, 2020) a clinical-stage immuno-oncology company determined to transform the lives of patients with cancer through the development of innovative tetravalent mAb2 bispecific antibodies, today announced the completion of its business combination with Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH through November 20, 2020), following Spring Bank stockholder approval on November 19, 2020.

“We are very excited to start our new journey as a public company through this combination with Spring Bank Pharmaceuticals,” said Eliot Forster, president and CEO of F-star Therapeutics. “We are committed to finding new treatments to help patients with cancer live longer. By stopping the disease in its tracks and slowing progression, we envision a future in which cancer will be thought of as a chronic condition, where individuals can manage their disease, maintaining and enjoying productive lives.”

Forster continued, “At F-star, we are pioneering a differentiated approach to bispecifics, using a natural human IgG1 antibody format that has already shown early signs of clinical activity, promising safety and employs established manufacturing processes. We seek to help the unmet medical needs of millions of patients with cancer whose initial immuno-oncology treatments have not achieved their hoped-for outcome.”

Immediately prior to the combination, Spring Bank effectuated a 1:4 reverse stock split of shares of its common stock. Concurrent with the closing of the business combination today, each outstanding share of F-star was exchanged for Spring Bank common stock at an exchange ratio of 0.1125. The resulting ownership percentages for Spring Bank shareholders and F-star shareholders immediately as of the closing was 46.3% and 53.7%, respectively.

Concurrent with the closing of the combination, an investor syndicate that comprises Atlas, AESCAP, SR One, M Ventures, MH Partners and other new investors, invested $15.0 million in F-star. The projected cash and cash equivalents as of the close of the business combination are expected to be approximately $30 million, net of estimated transaction costs.

The combined company is now headquartered out of F-star’s existing facilities in Cambridge, U.K. and Cambridge, MA. Spring Bank has been re-named F-star Therapeutics, Inc. and will commence trading on the Nasdaq Capital Market on November 23, 2020 under the ticker symbol “FSTX.”

Effective with the closing of the combination today, Eliot Forster, Ph.D., MBA, is the President and Chief Executive Officer of the combined company, and the F-star executive management team will remain the key leadership team of the combined company. Additionally, the board of directors of the combined company consists of eight directors. Of the prior Spring Bank board, David Arkowitz, MBA, Todd Brady, M.D., Ph.D. and Pamela Klein, M.D., continue as members of the combined company’s board of directors.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as lead legal counsel to F-star. Mills & Reeve LLP served as UK counsel to F-star, Ladenburg Thalmann & Co. Inc. acted as exclusive financial advisor to Spring Bank for the transaction and Lowenstein Sandler LLP served as legal counsel to Spring Bank.

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About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm-shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements, other than statements of historical fact, regarding, among other things statements relating to F-star’s approach to bispecifics; potential benefits of the IgG1 antibody format; the potential benefits of the business combination; relating to F-star’s listing on The Nasdaq Capital Market; expectations regarding the capitalization, ownership structure of F-star and F-star’s cash resources. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to our status as a clinical stage immuno-oncology company and our need for substantial additional funding in order to complete the development and commercialization of our product candidates, that we may experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates, that our clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of our product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later state clinical trials, that we rely on patents and other intellectual property rights to protect our product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, that we face significant competition in our drug discovery and development efforts, risks from global pandemics including COVID-19, and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in the combined company’s filings with the SEC. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to us as of the date of this press release. F-star does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Nigel Smith

Next Step Communications

+1 781 326 1741

F-star@nextstepcomms.com